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Exhibit 5.1

BINGHAM MCCUTCHEN LLP
600 Anton Blvd, 18th Floor
Costa Mesa, CA 92626
Tel: 714-830-0600
Fax: 714-830-0700

November 20, 2006

Netlist, Inc.
475 Goddard
Irvine, CA 92618

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to Netlist, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 7,187,500 shares of common stock, par value $0.001 per share, of the Company (the "Shares"), pursuant to a Registration Statement on Form S-1 (File No. 333-136735) (as amended, the "Registration Statement") initially filed with the Securities and Exchange Commission on August 18, 2006, of which (i) 6,250,000 Shares may be sold by the Company, and (ii) up to 937,500 Shares may be sold by certain stockholders of the Company (the "Selling Stockholders") in order to cover over-allotments.

        We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

        We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company, the Selling Stockholders and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement.

        This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

        Based upon and subject to the foregoing, we are of the opinion that:

  (1)
  The Shares to be issued and sold by the Company under the Underwriting Agreement, when delivered and paid for by the Underwriters (as such term is defined in the Underwriting Agreement) in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

  (2)
  The Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid, and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                      Very truly yours,

                      /s/ Bingham McCutchen LLP

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BINGHAM MCCUTCHEN LLP 600 Anton Blvd, 18th Floor Costa Mesa, CA 92626 Tel: 714-830-0600 Fax: 714-830-0700